LIMITED PARTNERSHIP AGREEMENT
                      SEABULK AMERICA PARTNERSHIP, LTD.

         THIS AGREEMENT of Limited Partnership made this 14th day of September, 1983, among SEABULK TANKERS, LTD. (hereinafter referred to as General Partner), and STOLT TANKERS (U.S.A.), Inc (herein referred to as "Limited Partner"). (The General Partner and the Limited Partner are sometimes collectively referred to herein as the "Partners").

                                   ARTICLE I
                              GENERAL ORGANIZATION

         1.01 Organization. The parties hereto hereby form a Limited Partnership pursuant to Chapter 620, Florida Statutes, (herein called the "Partnership").

         1.02 Statutory Requirement. The parties hereto shall simultaneously herewith execute a Certificate of Limited Partnership and cause such certificate to be filed in the appropriate office and, thereafter, execute and cause to be filed and otherwise published such original or amended certificates all evidencing the formation and operation of this Limited Partnership whenever the same may be required under the laws of the State of Florida and of any other states where the Partnership shall determine to do business. The General Partner is hereby authorized and empowered by the Limited Partner to prepare, file and publish either the original or any amended or modified Certificates of Limited Partnership as may be necessary or desirable, and the Limited Partner specifically designates and appoints the General Partner, for and on its behalf as its attorneys for the exclusive purposes of signing and attesting to such original or amended Certificates of Limited Partnership. The creation of the foregoing power of attorney is coupled with an interest and shall be irrevocable.

     1.03 Purposes of Partnership. The purpose of the Partnership shall be as follows:

         (a) To acquire title to the U.S.-flagged barge named "4102" (as may be renamed), to provide for its reconstruction into a self-propelled vessel and to provide for its management and operation;

         (b) To purchase, construct, reconstruct, manage, operate, charter or lease the U.S.-flagged barge named "4102" (as may be renamed) and qualified to operate in the U.S.-foreign trade;

         (c) To engage in any and all maritime-related activities relating to the ownership, operation and use of the U.S.-flagged barge named "4102" (as may be renamed) and entitled to operate in the U.S.-foreign trade; and

         (d) To invest in stocks, bonds and securities, and to engage without limitation, in the purchase and sale of, and dealing in, stocks, bonds, notes, and to open such checking and savings accounts with banking institutions as may be necessary to conduct the business of the Partnership.



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                               ARTICLE II
                        NAME, LOCATION AND PARTNERS

         2.01 Name of Limited Partnership. The name of the Limited Partnership is SEABULK AMERICA PARTNERSHIP, LTD. The business of the Partnership shall be conducted under such name and under such variations of this name as may be necessary to comply with the laws of other states within which the Partnership may do business or make investments.

         2.02 Fictitious Name Certificates. The General Partner shall promptly execute and duly file with the proper offices in each state in which the Partnership may conduct the activities hereinafter authorized one or more certificates as required by the Fictitious Names Act or similar statute in effect as to each such state in which such activities are so conducted.

         2.03 Location of Principal Place of Business. The principal place of business shall be located at 1900 Southeast 17th Street Causeway, Fort Lauderdale, Florida, 33316, or at such other place or places as the General Partner may designate and as agreed to by the Limited Partner.

         2.04 Names and Addresses or Places of Residence of Partners. The names and place of residence of the General Partner and the Limited Partner are as follows:

            General Partner:                                  Address:

            Seabulk Tankers, Ltd.                    1900 S.E. 17th Street
                                                     Fort Lauderdale, FL 33316

            Limited Partner:                                  Address:

            Stolt Tankers (U.S.A.), Inc.             c/o Stolt-Nielsen, Inc.
                                                     8 Sound Shore Drive
                                                     Greenwich CT  06836


                                ARTICLE III
                                   TERM

         3.01 Term of Partnership. The Partnership shall commence on the date that a Certificate of Limited Partnership is duly filed as required by law, and shall continue in existence for a period of twenty-five (25) years from the date of said filing, unless sooner terminated, liquidated, or dissolved by law or as hereinafter provided or unless extended by amendment to this Limited Partnership Agreement.

                               ARTICLE IV
                         CAPITAL CONTRIBUTIONS

         4.01 Initial Capital Contributions. As its initial capital contribution, the General Partner shall contribute fifty-one percent (51%) of its ownership interest in the barge "4102" to the Partnership, the value of which the parties hereto acknowledge to be $1,860,858.48. This contribution shall represent a fifty-one percent (51%) equity interest in the Partnership. As its


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initial capital  contribution to the Partnership,  Stolt Tankers (U.S.A.),  Inc.
shall contribute $1,787,883.64, which amount represents a forty-nine percent (49%) interest in the Partnership.

         4.02 Additional Capital Contributions. Each of the General Partner and the Limited Partner agree to contribute to the capital of the Partnership at such times and such in amounts as the General Partner may from time to time request by notice to the Limited Partner, its proportionate share (based upon its initial capital contribution as set forth in Section 4.01 hereof) of costs incurred and necessary for the reconstruction of the barge "4102", for general and administrative expenses, and for other expenses incurred in connection with other activities in which the Partnership is authorized to engage in

         4.03 Percentage Ownership of the Partnership Assets. The percentage interest of the General Partner and the Limited Partner in the partnership assets is as follows:

                                                                    Percentage
                  General Partner:
                           Seabulk Tankers, Ltd.                            51%

                  Limited Partner:
                           Stolt Tankers (U.S.A.), Inc.                     59%

     4.04 Capital Account. Each Partner shall have a capital account which shall be credited with:

     (a) The amount of its capital  contribution  pursuant to Sections  4.01 and
4.02 hereof; and

                  (b) The amount of net profits (as defined in Section 5.01 below) allocated to such Partner pursuant to its equity interest as set forth in
Section 4.01 hereof; and shall be debited with:

     (i) The amount of net losses (as defined in Section 5.01 below) allocated to such Partner pursuant to equity interest as set forth in Section 4.01 hereof; and

     (ii) All amounts distributed to such Partner pursuant to Article V hereof.

Whenever it is necessary to determine the capital account of any Partner for purposes of this Agreement, the capital account of the Partner shall be determined after giving effect to the allocation for the Partnership's current year (or the portion thereof ending on the date of such determination) of net profits or net losses in accordance with Section 5.02 and all distributions for such year pursuant to Section 5.03. A Partner shall not be entitled to withdraw any part of his capital account or to receive any distribution of the Partnership except as specifically provided in this Agreement.

                                        ARTICLE V
                                       DISTRIBUTIONS

         5.01 Definition of Net Profits and Net Losses. The terms "net profits" and "net losses" as used in this Agreement shall mean the net profits and the net losses of the Partnership as


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determined    under   generally    accepted    accounting    principles   by   a
nationally-recognized firm of independent certified public accountants servicing the Partnership account.

         5.02 Division of Net Profits and Net Losses. All net profits and net losses of the Partnership shall be allocated to the General Partner and the Limited Partner, in a percentage equal to that set forth in Section 4.03.

         5.03 Division of Cash Flow. The cash flow of the Partnership shall be the net profits and net losses of the Partnership as defined in Section 5.01 above, plus depreciation and other noncash charges deducted in determining such net profits and net losses, minus principal payments on all mortgages, and any other cash expenditures which have not been deducted in determining the net profits and net losses of the Partnership, and minus any amount reasonably determined by the General Partner, after consultation with the Limited Partner, as being required to maintain sufficient working capital and a reasonable reserve for repairs, replacement, or other reasonable contingencies. The cash flow, as so determined, may be distributed by the General Partner to all the Partners in a percentage equal to that set forth in Section 4.03. There shall be no obligation to return to the General Partner or to the Limited Partner, or to any one of them, any part of the respective capital contributions for so long as the Partnership continues in existence. Neither the General Partner nor the Limited Partner shall be entitled to any priority or preference over any other Partner as to the distribution of the cash flow of the Partnership.

                                 ARTICLE VI
                            OWNERSHIP OF PROPERTY

         6.01 Ownership. All property, including all improvements thereto, acquired by the Partnership shall be owned by the Partners in a percentage equal to that set forth in Section 4.03, such ownership being subject to the terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                  ARTICLE VII
                           BOOKS, ACCOUNTS AND RECORDS

         7.01 Partnership Accounting Year. The Partnership's books and records and all required income tax returns shall be kept or made on the basis of a fiscal year to be determined by the General Partner. The General Partner, after consultation with the Limited Partner, shall determine whether the cash of accrual method of accounting is to be used in keeping the Partnership records.

         7.02 Books and Records. The General Partner shall keep at the principal place of business and make available to all partners at any time during normal business hours, true and correct books of account and all other Partnership records. The copying by a Partner or his designated agent, of any part or all parts of such records is specifically authorized. Within forty-five (45) days after the close of each month of each fiscal year of the Partnership, the General Partner shall furnish to all Partners unaudited financial statements of the Partnership. Within ninety (90) days after the close of each fiscal year of the Partnership, the General Partner shall furnish to all Partners financial statements for the Partnership audited by a firm of nationally-recognized independent public accountants and a full and detailed financial report on the business operations of the Partnership for and during the entire preceding year. In addition, within ninety (90) days after the close of each fiscal year of the Partnership, the General Partner shall furnish to all Partners any additional information needed or necessary to complete their federal and state income tax returns, including statements of the net distributable income or loss to each Partner from the operation of the Partnership. The cost of all of the above duties and services to be performed by the General Partner shall be deemed an expense of the Partnership.

         7.03 Partnership Bank Account. The General Partner shall receive all monies of the Partnership and shall deposit the same in one or more Partnership bank accounts. All expenditures by the General Partner on partnership interests shall be made by checks or other debits drawn against the Partnership bank account. Withdrawals from the Partnership bank accounts shall be made on such signature or signatures and on such terms and conditions as the General Partner shall authorize.

                                ARTICLE VIII
                POWERS AND LIABILITIES OF THE GENERAL PARTNER

         8.01 Powers. The Partnership shall have the power to reconstruct, operate, acquire, charter out, hold, mortgage, sell or otherwise dispose of the barge "4102" (to be known as the "Seabulk America" after reconstruction) to borrow money, to give evidence of indebtedness, and to execute and deliver such instruments and documents and to take such other action as the General Partner, after consultation with the Limited Partner, shall from time to time deem necessary and appropriate in connection with carrying out the purpose of the Partnership.

     8.02 Management. The General Partner shall manage and operate the business of the Partnership and shall have full discretion in the management and operation thereof, subject to the approval of the Limited Partner as to specific action set forth in Section 12.02 hereof. The General Partner shall use due diligence to carry out the purposes and business of the Partnership and shall devote to the Partnership business such time as it shall determine to be required for its welfare and success. The General Partner agrees to provide frequent, periodic information to the Limited Partner regarding the Partnership's financial condition and business activities.

         8.03 Responsibility of General Partner. The General Partner shall exercise due diligence in managing the affairs of the Partnership. Always, unless fraud, deceit, gross negligence, or a wrongful taking shall be involved, the General Partner shall not be liable or obligated to the Limited Partner for any mistake of fact or judgment made by the General Partner in operating the business of the Partnership, which results in any loss to the Partnership or its Partners. The General Partner does not, in any way, guarantee the return of the Limited Partner's capital or a profit from the operations of the Partnership. Neither shall the General Partner be responsible to the Limited Partner because of a loss of his investment or a loss in operations. The General Partner shall devote such attention and business capacity to the affairs of the Partnership as may be reasonably necessary. In this connection, the parties hereby acknowledge that any General Partner may be the Manager or General Partner of other partnerships or entities and may continue to manage other partnerships or entities, and may continue to engage in other distinct or related businesses, including the investment in or ownership or development of such business, whether or not competitive with the business of the Partnership.

         8.04 Indemnification. The General Partner shall be indemnified by the Partnership from any loss or damage incurred by the General Partner by reason of any act performed or omitted by it if its conduct was consistent with sound business practices and it reasonably believed the act or omission to be in furtherance of the interest of the Partnership; provided, however, that nothing contained herein shall in any manner increase the liability of the Limited Partner beyond its obligation to make its capital contributions to the Partnership, as provided for herein.

                                 ARTICLE IX
                              POWER OF ATTORNEY

         9.01 Appointment of General Partner. The Limited Partner hereby constitutes and appoints the General Partner, the true and lawful attorney for the undersigned to act in his behalf as provided for hereinabove, and to make, execute, sign, acknowledge, and file a Certificate of Limited Partnership or amendments thereto, and, upon termination of the Partnership a Certificate of Dissolution as required under the laws of the State of Florida, and to include therein all information required by the laws of the State of Florida, also make, execute, sign, acknowledge, and file such other instruments as may be required under the laws of the State of Florida, and the General Partner undertakes to perform all such acts necessary and desirable for the protection of the Limited Partner.


                                   ARTICLE X
                      COMPENSATION OF THE GENERAL PARTNER

         10.01 Compensation. The General Partner shall be compensated for the performance of its duties and functions under this Agreement. Such compensation will be made on a monthly basis and shall be the actual costs and expenses of operating the partnership.

         10.02 Re-Evaluation of Compensation. Compensation of the General Partner shall be subject to review and approval every three (3) years by all the Partners.


                                    ARTICLE XI
                             ADMISSION OF NEW PARTNERS

         11.01 Admission of New Partners. New general partners may be admitted to the Partnership with the written consent of all Partners. In the event that new general partners are admitted into the Partnership, the share of each new general partner and all other partners in the net profits and losses shall be in such proportion as may be agreed upon between all the partners and the new general partners. With the written consent of all Partners, new limited partners may be admitted into the partnership upon the payment of such capital contribution and upon such terms as the General Partner shall decide. In the event that net limited partners are admitted into the Partnership, the share of each new limited partner in the net profits and losses shall be in such proportion as may be determined by the General Partner.

         11.02 Compliance with Laws. Notwithstanding the provisions of Section 11.01, no new partners shall be admitted in violation of any of the U.S. maritime laws or statutes nor which would, in consideration of the business of the Partnership, result in a violation of the Merchant Marine Act, 1936, as amended.

         11.03 Change in Maritime Statutes Concerning Foreign Equity Interest. In the event the United States Congress enacts legislation permitting a fifty percent (50%) or greater participation by non-U.S. citizens in the ownership of a U.S.-flagged vessel (within the meaning of the Shipping Act, 1916, as amended or as may hereafter be amended), the Limited Partner shall then have the option to purchase from the General Partner a one percent (1%) equity limited partnership interest in the Partnership to increase its total equity limited partner's interest to fifty percent (50%). The purchase price for such option shall be equal to the then-equivalent value of said one percent (1%) interest as it relates to the then-current capital accounts referred to in Section 4.04 hereof.

                                ARTICLE XII
           POWERS, RIGHTS AND RESTRICTIONS ON LIMITED PARTNERS

         12.01 Restrictions on Limited Partners. The Limited Partner shall not have either the obligation or the right to take part, directly or indirectly, in the active management of the business of the Partnership and the Limited Partner is not authorized to do or perform any act, thing, or deed in the name of or for or on behalf of either the General Partner or the Partnership. The Limited Partner is not authorized to and shall not, directly or indirectly, have a voice in or take part in the business affairs or business operations of the Partnership, except as specifically provided for in Section 12.03 of this
Article XII and otherwise in this Agreement, or receive any compensation as such Partner. The Limited Partner is not authorized to and shall not be permitted to do any act, deed, or thing which will cause such Limited Partner to be classified as a General Partner of the Partnership. The foregoing shall not apply to a General Partner who has acquired a Limited Partner's interest in accordance with the terms of this Agreement.

         12.02 Financing Arrangements. Any financing arrangements in connection with the payment for the reconstruction costs of the barge "4102" shall not be entered into by the General Partner without first obtaining the approval of the Limited Partner.

                                ARTICLE XIII
                       LIABILITY OF LIMITED PARTNERS

         13.01 Liability. The liability of the Limited Partners with regard to the Partnership in all respects is restricted and limited to the amount of the actual capital contributions (and loans, if any) that each Limited Partner agrees to make to the Partnership.

                               ARTICLE XIV
                         LOANS TO THE PARTNERSHIP

         14.01 Loans to the Partnership. Nothing herein shall prevent or act against a General or Limited Partner loaning money to the Partnership on a promissory note or similar evidence of indebtedness for a reasonable rate of interest. Any Partner loaning money to the Partnership shall have the same rights and risks regarding the loan as would any person or entity making the loan who was not a Partner of the Partnership.

                                  ARTICLE XV
                      TRANSFERS OF PARTNERSHIP INTEREST

         15.01. Prohibition Against Transfer. Except as hereinafter set forth, no Limited Partner shall sell, assign, transfer, encumber, or otherwise dispose of any interest in the Partnership without the written consent of the General Partners. (Provided, however, that this restriction shall not apply to such transactions between the Limited Partner and any of its subsidiaries).

         15.02 Sales. Should the Limited Partner desire to sell or assign its interest in the Partnership (other than to any of its subsidiaries), it shall first notify the General Partner of such desire to so sell or assign its interest. The General Partner shall thereupon have a right of first refusal to purchase such partnership interest at the same purchase price and on the same terms and conditions as the proposed bona fide third-party purchaser or assignee. Provided always that any purchaser shall expressly assume any rights, liabilities and responsibilities of the Limited Partner in the Partnership and shall execute any documents necessary to effect such assumption and release. Any purported sale or assignment not in accordance with the provisions of Section
11.02 and this Section 15.02 shall be null and void.

                                ARTICLE XVI
                          TERMINATION OR DISSOLUTION

         16.01 Termination Upon Withdrawal, Bankruptcy, Death, or Incapacity of General Partner. The General Partner, upon at least six (6) months prior written notice, effective as of the last day of any fiscal year of the Partnership, may voluntarily withdraw from the Partnership as General Partner and such withdrawal shall have the effect of terminating the Partnership as of the close of business on such last day. (Provided, however, that upon voluntary withdrawal of such General Partner, such General Partner, and prior to such termination, the Limited Partner may designate a new general partner, subject to such new general partner meeting all citizenship and other criteria of the U.S. Maritime Administration and other applicable governmental agencies, including that criteria dealing with de facto control. If such new general partner is so appointed, subject to the requirements set forth above: (a) the Partnership shall continue, but the Partnership name and any of its assets shall be changed to delete "Seabulk"; (b) the new general partner shall expressly assume all rights, liabilities and responsibilities of the prior General Partner in the Partnership, shall release the General Partner from any such liabilities and responsibilities, and shall execute any documents necessary to effect such assumption and release; and (c) the prior General Partner shall be immediately paid for its interest in the Partnership assets, which payment shall be the fair market value of the prior General Partner's interest in the Partnership as determined by a competent appraisal.)

                  The bankruptcy, death, incapacity, or resignation of one General Partner (if there shall at the time of such event then be more than one General Partner) shall not have the effect of terminating the Partnership and the other General Partner shall continue to serve as the General Partner. Upon the bankruptcy, death, incapacity, or resignation of the General Partner, the Partnership shall terminate as of the close of business on the last day of the fiscal year in which such event occurs.

         16.02 Voluntary Termination - Effect of Bankruptcy, Dissolution, Death or Incapacity of Limited Partner. The Partnership may be terminated upon any date specified in a notice of termination, signed by the General Partner. (Provided, however, that upon voluntary withdrawal of such General Partner, and prior to such termination, the Limited Partner may designate a new general partner, subject to such new general partner meeting all citizenship and other criteria of the U.S. Maritime Administration and other applicable governmental agencies, including that criteria dealing with de facto control and subject also to fulfilling the name change, assumption, release and payment provisions as set forth in 16.01(a), (b) and (c) above.) The bankruptcy, dissolution, death or incapacity of a Limited Partner shall have no effect on the life of the Partnership, which shall continue. (Provided, however, that upon such bankruptcy, dissolution or incapacity of a Limited Partner, the General Partner may designate a new limited partner subject to such new limited partner meeting all citizenship and other criteria of the U.S. Maritime Administration and applicable governmental agencies, including that criteria dealing with de facto control. If such new limited partner is so appointed, subject to the requirements set forth above (a) the new limited partner shall expressly assume all rights, liabilities and responsibilities of the prior Limited Partner in the Partnership, shall release the Limited Partner from any such liabilities and responsibilities, and shall execute any documents necessary to effect such assumption and release; and (b) the prior Limited Partner shall be immediately paid for its interest in the Partnership assets, which payment shall be the fair market value of the prior Limited Partner's interest in the Partnership as determined by a competent appraisal.)

         16.03 Effect of a Termination of the Partnership. Upon the termination of the Partnership, regardless of how it is terminated, the affairs of the Partnership shall be wound up by the General Partner. If for any reason there is no General Partner, or if they refuse to serve, or are incapable of serving, the holders of a majority of interests of the Limited Partnership may appoint or designate a Trustee-in-Liquidation who shall serve to wind up the affairs of the Partnership. The Trustee-in-Liquidation need not be a commercial corporate trustee, need not be bonded, and may be a Limited Partner. Whoever serves to wind up the affairs of the Partnership, the following procedure shall be followed:

                  Upon such termination, the assets of the Partnership shall be applied as follows: to payment of the outstanding Partnership liabilities, although an appropriate reserve may be maintained and the amount determined by the General Partner or Trustee-in-Liquidation for any contingent liability until said contingent liability is satisfied, and the balance of such reserve, if any, shall be distributed, together with any other sum remaining after payment of the outstanding Partnership liabilities, to the Partners in the following order of priority:

                  (1) To the Limited Partner in an amount not to exceed its capital account, which capital account shall include the Limited Partner's proportionate share of any profits or losses from the sale of Partnership assets.

                  (2)      Balance to the General Partner(s).

Nothing contained in this Agreement shall defeat the right of either a Limited or a General Partner to require and to have a court-supervised winding up, liquidation, and dissolution of the Partnership. No Partner shall be entitled to demand a distribution be made to him in the Partnership property, but the General Partner may make or direct property distributions to be made, using the property's fair market value as of the time of distribution as the basis of making the distribution

                                ARTICLE XVII
                               MISCELLANEOUS

         17.01 Unauthorized Transactions. During the time of the organization or continuance of this Limited Partnership, the Limited Partner hereof shall not do any one of the following: (a) use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except in the ordinary course of the Partnership business; (b) disclose to any nonpartner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community;
(c) do any other act or deed with the intention of harming the business operations of the Partnership; (d) do any act contrary to this Limited Partnership Agreement; (e) do any act which would make it impossible to carry on the intended or ordinary business of the Partnership; (f) confess a judgment against the Partnership; (g) abandon or wrongfully transfer or dispose of Partnership Property, real or personal; (h) admit another person or entity as a General or Limited Partner; or (i) assign, transfer, sell, or pledge his limited partnership interest except as provided for in Section 15.02 hereof.

         17.02 Amendment. This Agreement may be amended or modified by the Partners from time to time but only by a written instrument executed by the General Partner and the holders of two-thirds (2/3) of the Limited Partnership interests

         17.03 Notices. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing by either telex or cable and shall be deemed to be delivered after receipt of same by the other party at such party's respective address set forth in Section 2.04 hereof or at such other respective address as may have been theretofore specified by written notice by such party.

         17.04 Meetings. Except in emergency situations, meetings of the Partners shall be held not less than fifteen (15) days nor more than thirty (30) days after receipt of written notice from the General Partner.

         17.05 Applicable Law. This Agreement shall be construed under and in accordance with the laws of the State of Florida.

         17.06 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

         17.07 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

         17.08 Parties Bound. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

         17.09 Legal Construction. If any one or more of the provisions contained in this Partnership Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         17.10 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original.

         17.11 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural words, and all plural words shall include the singular.

         17.12 Arbitration. Any dispute arising under this Agreement or the performance thereof shall be settled by arbitration in Miami, Florida. The party requesting arbitration shall serve upon the other party a written demand for arbitration with the name and address of the arbitrator appointed by it, and such other party shall within 20 days thereafter appoint an arbitrator, and the two arbitrators so named shall appoint a third, and the decision or award of any two shall be final and binding upon the parties. Should the party upon whom the demand for arbitration is served fail or refuse to appoint an arbitrator within 20 days, the single arbitrator shall have the right to decide alone, and his decision or award shall be final and binding upon the parties. The arbitrators shall have the discretion to impose the cost of the arbitration upon the losing party, or divide it between the parties on any terms which may appear just. Any decision or award rendered hereunder may be made and entered as a rule or judgment of any Court in any country having jurisdiction. The arbitrators shall be commercial men.

         IN WITNESS WHEREOF, each party has executed this Agreement or a counterpart hereof on the 14th day of September, 1983.

                                  GENERAL PARTNER

                                  SEABULK TANKERS, LTD.
                                  By:      Hvide Marine Transport, Incorporated
                                                    its sole general partner


                                  By:  _________________________________




                                  LIMITED PARTNER

                                  STOLT TANKERS (U.S.A.), Inc.

                                  By: __________________________________